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Exhibit 12.     Statement re:  Computation of Ratios

                     First Hawaiian, Inc. and Subsidiaries
        Computation of Consolidated Ratios of Earnings to Fixed Charges


                                                            YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------------------------
                                      1994          1993          1992          1991         1990
                                    --------      --------      --------      --------      --------
                                                             (dollars in thousands)
Income before income taxes
and cumulative effect of a
change in accounting principle      $111,501      $119,105      $127,880      $120,200      $104,540
                                    --------      --------      --------      --------      --------


Fixed charges:(1)
   Interest expense                  179,688       163,541       217,693       270,851       283,676
   Capitalized interest                  789         1,084         3,732         1,404             -
   Rental expense                      4,566         2,929         2,069         1,510           851
                                    --------      --------      --------      --------      --------
                                     185,043       167,554       223,494       273,765       284,527
Less interest on deposits            120,289       129,719       186,725       255,099       271,710
                                    --------      --------      --------      --------      --------

   Net fixed charges                  64,754        37,835        36,769        18,666        12,817
                                    --------      --------      --------      --------      --------

   Earnings, excluding
       interest on deposits         $176,255      $156,940      $164,649      $138,866      $117,357
                                    ========      ========      ========      ========      ========

   Earnings, including
       interest on deposits         $296,544      $286,659      $351,374      $393,965      $389,067
                                    ========      ========      ========      ========      ========

Ratio of earnings to
   fixed charges:

   Excluding interest
       on deposits                      2.72 x        4.15 x        4.48 x        7.44 x        9.16 x

   Including interest
       on deposits                      1.60 x        1.71 x        1.57 x        1.44 x        1.37 x


(1) For purposes of computing the above ratios, earnings represent income before income taxes and cumulative effect of a change in accounting principle plus fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, include all interest, whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor.